As filed with the Securities and Exchange Commission on August 14, 2025

Registration Statement File No. 333-60525

Registration Statement File No. 333-51704

Registration Statement File No. 333-53786

Registration Statement File No. 333-143967

Registration Statement File No. 333-152359

Registration Statement File No. 333-182347

Registration Statement File No. 333-205267

Registration Statement File No. 333-225461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-60525)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-51704)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-53786)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-143967)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-152359)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-182347)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-205267)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-225461)

UNDER

THE SECURITIES ACT OF 1933

Amedisys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3131700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3854 American Way, Suite A, Baton Rouge, LA	70816
(Address of Principal Executive Offices)	(Zip Code)

Employee Stock Purchase Plan

Amedisys, Inc. 1998 Stock Option Plan

Amedisys, Inc. Directors’ Stock Option Plan

Amedisys, Inc. Employee Stock Purchase Plan

Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan

Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan

(Full title of the plan)

Scott G. Ginn

Chief Financial Officer

3854 American Way, Suite A

Baton Rouge, LA 70816

(Name and address of agent for service)

(225) 292-2031 or (800) 467-2662

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Amedisys, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-8 (Registration File No. 333-60525), which was filed with the Commission on August 3, 1998, pertaining to the registration of 1,000,000 shares of Company Common Stock under the Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-51704), which was filed with the Commission on December 12, 2000, pertaining to the registration of 1,425,000 shares of Company Common Stock under the Company’s 1998 Stock Option Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-53786), which was filed with the Commission on January 16, 2001, pertaining to the registration of 75,000 shares of Company Common Stock under the Company’s Directors’ Stock Option Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-143967), which was filed with the Commission on June 22, 2007, pertaining to the registration of 2,500,000 shares of Company Common Stock under the Company’s 1998 Stock Option Plan and Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-152359), which was filed with the Commission on July 16, 2008, pertaining to the registration of 1,862,459 shares of Company Common Stock under the Company’s 2008 Omnibus Incentive Compensation Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-182347), which was filed with the Commission on June 26, 2012, pertaining to the registration of 4,100,000 shares of Company Common Stock under the Company’s 2008 Omnibus Incentive Compensation Plan and Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-205267), which was filed with the Commission on June 26, 2015, pertaining to the registration of 1,500,000 shares of Company Common Stock under the Company’s 2008 Omnibus Incentive Compensation Plan; and

•

Registration Statement on Form S-8 (Registration File No. 333-225461), which was filed with the Commission on June 6, 2018, pertaining to the registration of 2,500,000 shares of Company Common Stock under the Company’s 2018 Omnibus Incentive Compensation Plan.

On June 26, 2023, the Company entered into that certain Agreement and Plan of Merger with UnitedHealth Group Incorporated, a Delaware corporation (“UnitedHealth Group”) and Aurora Holdings Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UnitedHealth Group (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of UnitedHealth Group (the “Merger”). The Merger became effective on August 14, 2025, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company has terminated any and all of the offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold or otherwise unissued at the termination of the offerings, the Company hereby amends the Registration Statements and removes from registration any and all of the securities of the Company registered under the Registration Statements that remain unsold or otherwise unissued as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 14th day of August, 2025.

AMEDISYS, INC.,

By:	/s/ Richard Ashworth
Name:	Richard Ashworth
Title:	President and Chief Executive Officer

Note:	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.